Exhibit 10.22

AGREEMENT BETWEEN

MOUNT SINAI SCHOOL OF MEDICINE OF NEW YORK UNIVERSITY

AND

VISTAGEN THERAPEUTICS, INC.

LICENSE AGREEMENT

This License Agreement (the "Agreement") is made and effective as of October 1, 2004 (the "Effective Date"), by and between:

MOUNT SINAI SCHOOL OF MEDICINE OF NEW YORK UNIVERSITY, a corporation organized and existing under the laws of the State of New York and having a place of business at One Gustave L. Levy Place, New York, NY 10029 ("MSSM")

AND

VistaGen Therapeutics, Inc., a corporation duly organized and existing under the laws of the State of California, and having its principal office at 1450 Rollins Road, Burlingame, CA 94010 ("COMPANY").

RECITALS

WHEREAS:

MSSM has an ownership interest in certain Patent Rights (as hereinafter defined); and

COMPANY wishes to obtain a license to make, have made, use, import, put into use, distribute, sublicense, sell and have sold products covered by the Patent Rights and MSSM desires to grant such license, all on the terms and conditions set forth herein.

NOW, THEREFORE, IT IS HEREBY DECLARED AND AGREED BETWEEN THE PARTIES AS FOLLOWS:

    1. Definitions: Whenever used in this Agreement, the following terms shall have the following meanings:

       a.  "Affiliate" shall mean any corporation, firm, limited liability company, partnership or other entity that directly or indirectly controls or Is controlled by or is under common control with a party to this Agreement. "Control" means ownership, directly or through one or more Affiliates, of 50 percent or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or 50 percent or more of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a party controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity.

       b.  "Calendar Year" shall mean any consecutive period of twelve months commencing on the first day of January of any year.

       c.  "Biological Materials" shall mean materials and cells covered by the Patent Rights

       d.  "Field" shall mean the use of the Patent Rights for in vitro drug screening assays, predictive toxicology and efficacy assays, drug-related pharmacology assays, genomics and proteomics studies, and developing human and animal therapeutic and diagnostic products. Field shall not mean Cell-Based Therapy.

       e.  "Gene Therapy" shall mean the introduction of genes into cells to modify the behavior of such cells.

       f.  "Cell-based Therapy" shall mean the introduction of autologous or non-autologous genetically modified or genetically unmodified live cells in to an organism to treat a condition.

       g.  "License" shall mean the license under the Patent Rights to make, have made, use, import, export, put into use, distribute, sublicense, sell and have sold the Licensed Products in the Field in the Territory during the term of this Agreement as provided in Article 2, below.

       h.  "Licensed Method" shall mean any process, method or use that is covered by the Patent Rights or whose use of practice would constitute, but for the license granted to Licensee pursuant to this Agreement, an infringement of any issued or pending claim within the Patent Rights.

          i. "Licensed Product(s)" shall mean any material or product or kit, or any service,   process, or procedure that

          i.  Either is covered by the Patent Rights or whose discovery, development, registration manufacture, use or sale would constitute, but for the license granted to COMPANY pursuant to this Agreement, an infringement of any pending or issued claim within the Patent Rights or

          ii.  Is discovered, developed, made, sold, registered or practiced using Licensed Method or which may be used to practice the Licensed Method, in whole or in part or

          iii.  Is a kit, reagent or material which comprises, contains or makes use of Biological Material in its manufacture, testing use or sale

       j. "Net Income" shall mean any royalties on Net Sales COMPANY is entitled to receive from sales of Licensed Products by a sublicensee.

       k. "Net Sales" shall mean the total dollar amount received, by COMPANY or by any COMPANY Affiliate or sublicensee in connection with sales to any purchaser of the Licensed Products that is not an Affiliate or a sublicensee of COMPANY or an COMPANY Affiliate, after deduction of all the following to the extent applicable to such sales;

i.	Trade, cash and quantity credits, discounts, refunds or rebates;
ii.	Allowances or credits for returns;
iii.	Sales commissions;
iv.	Sales taxes (including value added tax);
v.	Export and import duties; and
vi.	Freight and insurance charges borne by the seller.

         L "Patent Rights" shall mean any issued patent or any patent to be issued pursuant to any United States or foreign patent application owned, by MSSM, listed in this subclause 1.k. together with any continuations in whole, divisional or substitute patents, any reissues or re-examinations of any such application or patents, and any extension of the term of any such patent in the Field. The issued patents and patent applications referred to in the preceding sentence are:

          i. US Provisional patent application 60/381.617 filed 05/17/02

          ii. US Provisional patent application 60/444,851 filed 02/04/03

          iii. PCT application PCT/US03/15658 filed 05/19/03 m. "Territory" shall mean Worldwide

      n. "Valid Claim" shall mean a claim of (i) an issued patent included in the Patent Rights which has not been declared invalid In a final, unappealable decision of a court of appropriate jurisdiction, or (ii) a pending patent application included in the Patent Rights which is being diligently prosecuted by or on behalf of MSSM and has not been formally terminated or abandoned without issuance of a patent.

    2, The License:
      a.  Subject to the terms and conditions hereinafter set forth, MSSM hereby grants to COMPANY and COMPANY hereby accepts from MSSM:

          i.  Exclusive right under the Patent Rights to make have made use, import, export, put into use, distribute, sublicense, sell and have sold Licensed Products in the Field in the Territory during the term of this Agreement; and

          ii.  Non-exclusive right under the Patent Rights to make, have made, use, import, export, put into use, distribute, sell and have sold Licensed Products for Gene Therapy in the Field and in the Territory during the term of this Agreement.
      b.  COMPANY shall be entitled to grant sublicenses to the exclusive license described in this section 2.a.i. under the License on terms and conditions not inconsistent with this Agreement (except that the rate of royalty may be at higher rates than those set forth in this Agreement):

          i.    to an Affiliate, and

          ii.        to other third parties for consideration and in arms-length transactions.

    c.  COMPANY shall be entitled to grant sublicenses to the nonexclusive license described in this section 2.a.ii if, and only if, such a sublicense is required by a sublicensee to practice the exclusive license described In this section 2,a.i.

    d.  All sublicenses shall only be granted by COMPANY pursuant to a written agreement, a true and complete copy of which shall be submitted by COMPANY to MSSM as soon as practicable after the signing thereof. Each sublicense granted by COMPANY hereunder shall be subject and subordinate to the terms and conditions of this License Agreement and shall contain, inter alia, the following provisions:

            i. the sublicense shall expire automatically on the termination of the License;

            li. up on the termination of the License all sublicensees shall have, for a period of ninety (90) days following termination of the License, the right to negotiate directly with MSSM for a license with rights not inconsistent with their existing sublicense;

          iii. the sublicense shall not be assignable, in whole or in part;

          iv. the sublicensee shall not be entitled to grant further sublicenses; and

          v.  both during the term of the sublicense and thereafter the sublicensee shall be bound by a secrecy obligation similar to that imposed on COMPANY in Section 8 below, and that the sublicensee shall bind its employees and agents, both during the terms of their employment and thereafter, with a similar undertaking of secrecy.

       e.  The sublicense agreement shall also include the text of Sections 8, 11 and 12 of this Agreement and shall state that MSSM is an intended third party beneficiary of such sublicense agreement for purposes of enforcing such indemnification and insurance provisions.

       f. The License shall be subject to

          i.  a non-exclusive license in favor of the U.S. Government to the extent required by Title 35 U.S.C.A. § 200 et seq., or as otherwise required by virtue of use of federal funding in support of inventions claimed within the Patent Rights and

          ii.  a right and license retained by MSSM on behalf of itself and its faculty, students and academic collaborators to practice the Patent Rights for its own bona fide research, including sponsored research and collaborations. The retained rights granted in this Section 2e shall not give MSSM the right to offer or grant rights in the Field under the Patent Rights to third parties.

          iii.  Non-exclusive rights of F. Hoffmann-La Roche AG to use the Patent Rights for research purposes. The right to use for research purposes does not include the right to provide any kind of service to third parties and/or selling subject matter claimed.

       g.           Except for the License expressly provided in this Section 2, neither party hereto will, as a result of this Agreement, obtain any ownership interest in, or any other right or license to, any existing technology, patents, or Confidential Information, as defined in Section 8, below, of the other party,

    3.  Issue Fee: Upon execution of this Agreement, COMPANY shall pay MSSM and issue fee of $30,000.00. COMPANY shall pay MSSM $70,000.00 upon the first issuance of a patent under the Patent Rights. These fees are non-refundable and are not an advance against royalties.

    4.  Maintenance Fees: Beginning with the third anniversary of the execution of the agreement subsequent to the first anniversary, COMPANY shall pay MSSM a license maintenance fee of $20,000.00 per year, payable upon each anniversary of the execution of the agreement. This maintenance fee shall be fully creditable against royalties.

    5. Royalty:
       a. In consideration for the grant of the License hereunder

           i.    COMPANY shall pay to MSSM:

             1.  In cases where the Licensed Product is a kit, reagent or other non-therapeutic, non-diagnostic product: three percent (3%) of Net Sales from Licensed Products by COMPANY, its affiliates, sublicensees and distributors to third parties;

             2.  In cases where the Licensed Product Is a therapeutic or diagnostic product: the lesser of (i) 25% of Net Income and (ii) three percent (3%) of Net Sales from Licensed Products by COMPANY its affiliates, sublicensees and distributors to third parties; and

             3.  In cases where the Licensed Product is a service or an assay: ten percent (10%) of Net Income from Licensed Products

          ii.  In the event COMPANY grants sublicenses with respect to any Licensed Product pursuant to which COMPANY receives Milestone Payments, COMPANY shall pay to MSSM ten percent (10%) of all such Milestone Payments received. "Milestone Payments" shall mean payments made to COMPANY upon fulfillment by COMPANY or the sublicensee of designated development objectives or regulatory requirements.

          iii.  In the event COMPANY grants sublicenses with respect to any Licensed Product pursuant to which COMPANY receives remuneration other than (1) royalties, (2) Milestone Payments, and (3) research and development reimbursements provided specifically to develop Licensed Products, then COMPANY shall pay to MSSM 25% of the amount of the aggregate of all payments that COMPANY receives from such sublicensees or other parties in that Calendar Year, including, without limitation:

              a. Contract Signature Payments
              b. Technology Premium Equity Payments
              c. Maintenance Fees, or

       d. Manufacturing Profits.

       As used in this Section 5.a.(iii)a, the term "Contract Signature Payment" means license initiation fees and all other up front payments made to COMPANY in connection with a sublicense or similar agreement; "Technology Premium Equity Payment" means payments to COMPANY equal to A x (B-C), where "A" is the number of COMPANY shares of stock or other units of equity purchased by the sublicensee, "B" is the unit price paid by the sublicense, and "C is the fair market value of the equity which shall be the average closing price of COMPANY Common Stock for the 10 trading days immediately preceding the date such sublicense is executed, or, if there is no trading market for the security issued, the good faith determination of the COMPANY'S board of directors as to its fair market value; "Maintenance Fees" means payments (such as annual minimum royalties) made by sublicensees to COMPANY to preserve, or to avoid a forfeiture of rights under, the sublicense agreement; and "Manufacturing Profits" means the amount by which actual payments made by a sublicensee to COMPANY for any Licensed Product or components of any Licensed Product exceeds COMPANY'S standard costs for manufacture and shipment of such products plus twenty percent (20%) of such costs, "standard costs" being determined in accordance with generally accepted accounting principles in the United States;

       With respect to any sublicensing or other transaction to which this 5.a.(iii) applies but which relates to products and services in addition to Licensed Products and for which an allocation would be necessary, the parties shall meet and attempt to agree on which portion of the total payments received by COMPANY pursuant to such transaction would be subject to this Section 5.a.(iii). If the parties cannot agree upon such allocation within a reasonable period of time, COMPANY shall select an independent certified public accountant, to which MSSM has no reasonable objection, to determine such allocation. Such allocation shall be determined in accordance with generally accepted accounting principles in the United States.

      b. Notwithstanding the foregoing, if, in order to avoid infringement of third party issued patent(s) by the practice of the license rights granted herein, it is necessary for COMPANY, in its reasonable judgment, to take license(s) to such third party issued patent(s) requiring payments, COMPANY may deduct a portion of any third party running royalty payments or fees from Royalties due as follows, on an infringing product by product basis

          i. deductions shall only be taken on a country-by country basis

          ii.  deductions with respect to a royalty or fee payment due a third party for product sales in a calendar year shall only be taken from Royalties due for the same calendar year with respect to gross sales of Licensed Products in that calendar year in the applicable country

          iii.  Licensee can deduct fifty percent (50%) of any such third party royalties paid, but royalty payments shall not be less than fifty percent (50%) of Royalties after all deductions are taken in a calendar year with respect to such country had no deductions been made, and

            iv. Licensee shall reasonably document to MSSM its continuing contractual obligation to make such third party royalty payments and that such payments have actually been made to the third party.

       c.  COMPANY shall notify MSSM of the date of the first commercial sale of a Licensed Product as soon as practicable after the making of such commercial sale.

       d.  Commencing on the date of first commercial sale of a License Product, COMPANY shall, within 90 days from the last day of each June and December in each Calendar Year during the term of the License, submit to MSSM a full and detailed report of royalties or payments due MSSM under the terms of this Agreement for the preceding half year (the "Semi-Annual Report"), setting forth the Net Sales and lump sum payments and all other payments or consideration from sublicensees upon which such royalties are computed and including, on a Licensed Product-by-Licensed Product basis at least the:

          i.  Quantity of Licensed Products used, sold, transferred or otherwise disposed of,

          ii. Selling price of each Licensed Product,

          iii. Deductions permitted to arrive at Net Sales

          iv.  Royalty computations and deductions therefrom based on royalty payments to third parties.

          If no royalties are due, a statement shall be sent to MSSM stating such fact. The full amount of any royalties or other payments due to MSSM for the preceding half-year shall accompany each such report on royalties and payments. COMPANY and all its sublicensees shall keep for a period of at least five years after the date of entry, full, accurate and complete books and records consistent with sound business and accounting practices and in such form and in such detail as to enable the determination of the amounts due to MSSM from COMPANY pursuant to terms of this Agreement.

       e.  At the request and expense of MSSM, COMPANY shall permit (and shall require its sublicensees to permit) an independent certified or chartered public accountant appointed by MSSM, at reasonable times during normal business hours and upon reasonable notice, but in any event no more than once per calendar year, to examine the records of COMPANY (and its sublicensees) to the extent necessary to verify royalty calculations made hereunder; provided, however, that such examination shall be at the expense of COMPANY if it reveals a discrepancy in the amount of royalties to be paid in MSSM's favor of more than five percent. Results of such examination shall be made available to both COMPANY and MSSM.

    6, Method of Payment

       a.  Royalties and any other payments due to MSSM hereunder shall be paid to MSSM in United States dollars.

       b.  COMPANY shall be responsible for prompt payment to MSSM of all royalties defined by Section 5 due and received by COMPANY on sale, transfer or disposition of Licensed Products by the sublicensees of COMPANY.

       c. As to sales occurring in currencies other than U.S. Dollars, Net Sales shall first be calculated in the currency in which sale occurred and then converted to U.S. Dollars at the buying rate for such currency calculated as the average of the closing buying rate for the first and last business day of the six month period for which royalties are due, as set forth in the Wall Street Journal for such dates.

    7. Development and Commercialization

       a.  COMPANY shall use all commercially reasonable efforts to bring one or more Licensed Products to market through a thorough, vigorous and diligent program for exploitation of the Patent Rights in the Field. COMPANY shall not, however, be required to pursue the development of more than one Licensed Product at a time, nor shall COMPANY be required to pursue every possible Licensed Product.

       b.  Attached as Appendix A to this Agreement is the current development plan of COMPANY for the forthcoming period of twelve months (such plan, as updated from time to time as described in clause (c) below, the "Plan"). As and when appropriate, future Plans will incorporate efficacy, pharmaceutical safety, toxicological and/ or clinical tests or any other activities necessary in order to obtain the approval of the FDA and counterpart foreign regulatory agencies for the production, use and sale of Licensed Products, as well as marketing plans to commercialize Licensed Products that have obtained such approvals.

       c.  On the earlier of thirty (30) days prior to the first anniversary of the Effective Date or the end of COMPANY'S first fiscal year, and thereafter on each successive anniversary of such date, COMPANY shall deliver to MSSM a report setting forth in reasonable detail progress and problems with the implementation of the Plan and, providing an update on its efforts to commercialize Licensed Products, including a forecast and schedule of major events required to market the Licensed Products. Such report shall also include any amendments proposed by COMPANY to the Plan based upon the progress made and then current scientific, regulatory and commercial exigencies relating to Licensed Products. Within forty-five (45) days following the delivery of such a report (a "Diligence Report") representatives of MSSM may request a meeting with COMPANY to review the Diligence Report, the status of the efforts of COMPANY under the Plan and any proposed amendments to the Plan. Any such proposed amendments to the Plan shall be subject to approval by MSSM, which approval shall not be unreasonably withheld or delayed. Upon approval of any such amendments, they shall be deemed amendments to the Plan, added to Appendix A and deemed incorporated Into this Agreement.

      d COMPANY will use all commercially reasonable efforts to accomplish the milestones described in the Plan.

       e. Provided that applicable laws, rules and regulations so require, the manufacture of Licensed Products shall be carried out by COMPANY or its agents in accordance with FDA Good Laboratory Practices and FDA Good Manufacturing Practice ("GMP") procedures in a facility which has been certified by the FDA and the performance of the tests, trials, studies and other activities specified in the Plan shall be so performed by COMPANY or its agents in accordance with FDA clinical trial procedures. MSSM shall have no responsibility for the actual production, distribution, sale or use of any Licensed Product.

        f.  If at any time COMPANY abandons or suspends its efforts to commercialize all Licensed Products for a period exceeding ninety (90) days, COMPANY shall Immediately notify MSSM giving reasons and a statement of its intended actions. MSSM shall be entitled to terminate this Agreement for "Cause" in accordance with Section 13 upon any such abandonment.

        g.  MSSM shall also be entitled to terminate this Agreement for "Cause" in accordance with Section 13 if COMPANY shall fail to deliver any Diligence Report on a timely basis, or fail to use commercially reasonable efforts to implement the Plan, and such failure is not cured within the sixty (60) day period set by the written notice provided pursuant to Section 13, unless such failure is excused by:

          i. Causes beyond COMPANY'S direct control; or

          ii. MSSM's failure to meet its obligations hereunder; or

          iii.  Inaction of any federal or state agency whose approval is required for commercial sales of Licensed Products.

        h.  Provided that applicable laws, rules and regulations so require, the performance of the tests, trials, studies and other activities specified in subsection b, above, shall be carried out in accordance with FDA Good Laboratory Practices and FDA Good Manufacturing Practice ("GMP") procedures in a facility which has been certified by the FDA as complying with GMP. MSSM shall have no responsibility for the actual production, distribution, sale or use of any Licensed Product.

    6. Confidential Information.

      a. In the course of research to be performed under this Agreement, it will be necessary for each party to disclose "Confidential Information" to the other. For purposes of this Agreement, "Confidential Information" is defined as all information, data and know-how disclosed by one party (the "Disclosing Party") to the other (the "Receiving Party"), either embodied in tangible materials (including writings, drawings, graphs, charts, photographs, recordings, structures, technical and other information) marked "Confidential" or, if initially disclosed orally, which is reduced to writing marked "Confidential" within 21 days after initial oral disclosure, other than that information which is:

          i.  Known by the Receiving Party at the time of its receipt, and not through a prior disclosure by the Disclosing Party, as documented by the Receiving Party's business records; or

          ii.  At the time of disclosure, or thereafter becomes, published or otherwise part of the public domain without breach of this Agreement by the Receiving Party; or

          iii.  Obtained from a third party who has the legal right to make such disclosure and without any confidentiality obligation to the Disclosing Party; or

          iv.  Independently developed by the Receiving Party without the use of Confidential Information received from the Disclosing Party and such independent development can be documented by the Receiving Party; or

          v.  disclosed to governmental or other regulatory agencies in order to obtain patents, provided that such disclosure may be made only to the extent reasonably necessary to obtain such patents or authorizations, and further provided that any such patent applications shall be filed in accordance with the terms of this Agreement; or

         vi.    required by law, regulation, rule, act or order of any governmental authority to be disclosed.

       b.  The Receiving Party agrees that at all times and notwithstanding any termination, expiration, or cancellation hereunder, it will hold the Confidential Information of the Disclosing Party in strict confidence, will use all reasonable safeguards to prevent unauthorized disclosure by its employees and agents. Notwithstanding the foregoing, the parties recognize that industry standards with respect to the treatment of Confidential Information may not be appropriate in an academic setting. However, MSSM agrees to retain Confidential Information of COMPANY in the same manner and with the same level of confidentiality as MSSM retains its own Confidential Information.

       c.  The Receiving Party will maintain reasonable procedures to prevent accidental or other loss, including unauthorized publication of any Confidential Information of the Disclosing Party. The Receiving Party will promptly notify the Disclosing Party in the event of any loss or unauthorized disclosure of the Confidential Information.

       d.  Upon termination or expiration of this Agreement, and upon written request, the Receiving Party will promptly return to the Disclosing Party all documents or other tangible materials representing Confidential Information and all copies thereof.

       e.  The Receiving Party will immediately notify the Disclosing Party in writing, if it is requested by a court order, a governmental agency, or any other entity to disclose Confidential Information in the Receiving Party's possession. The Disclosing Party will have an opportunity to intervene by seeking a protective order or other similar order, in order to limit or prevent disclosure of the Confidential Information. The Receiving Party will disclose only the minimum Confidential Information required to be disclosed in order to comply, whether or not a protective order or other similar order is obtained by the Disclosing Party.

       f.  For as long as Gordon Keller is an MSSM faculty member, MSSM shall provide COMPANY with a copy of any manuscript produced by Gordon Keller and coworkers, directly relevant to the License as determined by Gordon Keller, prior to submitting for publication and give COMPANY thirty (30) days for assessment of disclosure issues relating to confidential information necessary for full and complete prosecution of Patent Rights.

    9. Patent Rights.

      a If either party to this Agreement acquires information that a third party is infringing one or more of the Patent Rights, the party acquiring such information shall promptly notify the other party to Agreement in writing of such infringement.

      b. in the event of infringement of the Patent Rights, COMPANY shall have the right, but not the obligation, to bring suit against the infringer. Should COMPANY elect to bring suit against an infringer, COMPANY shall be entitled to retain counsel of its own choosing, and shall have the right to join MSSM as party plaintiff in any such suit.  Except as otherwise provided herein, the expenses of such suit or suits that COMPANY elects to bring, shall be paid for entirely by COMPANY and COMPANY shall hold MSSM free, clear and harmless from and against any and all costs of such litigation, including attorneys' fees. COMPANY shall not compromise or settle such litigation without the prior written consent of MSSM which shall not be unreasonably withheld.

       c.  If COMPANY shall undertake the enforcement or defense of the Patent Rights by litigation, COMPANY may withhold royalties otherwise thereafter due MSSM hereunder and apply the same toward reimbursement of up to half of COMPANY'S expenses, including reasonable attorney's fees, in connection therewith, provided however that the maximum amount that can be withheld each year shall not exceed 50% of royalties due to MSSM in that year.

       d.  If COMPANY exercises its right to sue, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys' fees, necessarily involved in the prosecution of any such suit, and then to MSSM the amount of royalties applied to reimbursement under 9.c. above. If after such reimbursement, any funds shall remain from said recovery, the amount of said funds shall be added to the amount of Net Sales for the calendar quarter in which such recovery was made.

       e.  If COMPANY does not bring suit against said infringer pursuant to subsection b, above, or has not commenced negotiations with said infringer for discontinuance of said infringement, within 90 days after receipt of such notice, MSSM shall have the right, but not the obligation, to bring suit for such infringement and to join COMPANY as a party plaintiff, in which event MSSM shall hold COMPANY free, clear and harmless from and against any and all costs and expenses of such litigation, including attorneys' fees. In the event MSSM brings suit for infringement of the Patent Rights, MSSM shall have the right to first reimburse itself out of any sums recovered In such suit or settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys' fees necessarily involved in the prosecution of such suit, and if after such reimbursement, any funds shall remain from said recovery, MSSM shall promptly pay to COMPANY an amount equal to 50 percent of such remainder and MSSM shall be entitled to receive and retain the balance of the remainder of such recovery.

       f.  Each party shall have the right to be represented by counsel of its own selection, at its sole expense, in any suit for infringement of the Patent Rights instituted by the other party to this Agreement under the terms hereof.

       g.  COMPANY shall cooperate fully with MSSM at the request of MSSM, including, by giving testimony and producing documents lawfully requested in the course of a suit prosecuted by MSSM for infringement of the Patent Rights; provided MSSM shall pay all reasonable expenses (including attorneys' fees) incurred by COMPANY in connection with such cooperation. MSSM shall cooperate with COMPANY in the prosecution of a suit by COMPANY for infringement of the Patent Rights, provided that, except as otherwise provided in Section 9.f., COMPANY shall pay all reasonable expenses (including attorneys' fees) involved in such cooperation.

       h.  COMPANY shall, upon receipt of reasonable documentation, promptly reimburse MSSM for all of the reasonable and customary fees and expenses, relating to prosecution of Patent Rights, incurred by MSSM as of the Effective Date, and outlined in Appendix B.

    10.        Patent Prosecution

       a.  MSSM shall diligently prosecute and maintain the patent applications and patents comprising the Patent Rights using counsel of its choice upon consultation with COMPANY. MSSM counsel shall take instructions only from MSSM. MSSM shall keep COMPANY informed and apprised of the continuing prosecution of the Patent Rights. Costs of preparing, filing, prosecuting, defending and maintaining all patent applications and/or patents shall be borne by COMPANY. Patent costs incurred prior to the license agreement will be paid upon execution of the agreement. Patent costs incurred during the agreement will be paid upon invoicing. If MSSM elects not to diligently prosecute and maintain the patent applications and patents comprising the Patent Rights, and there is a single licensee, this licensee shall have the right but not the obligation to continue the prosecution of the Patent Rights. If MSSM elects not to diligently prosecute and maintain the patent applications and patents comprising the Patent Rights and there is more than one Licensee, the Licensees shall have the right but not the obligation to negotiate between themselves on how to continue the prosecution of the Patent Rights and which licensee will be responsible for the prosecution.

b.  MSSM shall equally prorate patent costs so that no Licensee shall be charged more than their pro rata share of all patent costs based upon the number of Exclusive Licensees under the Patent Rights. Patent costs incurred prior to the license agreement will be paid upon execution of the agreement by Exclusive Licensees who have executed license agreements within four (4) months of the date of the first executed license agreement. Patent costs incurred during the agreement will be paid upon invoicing by the total number of Exclusive Licensees at the time the expense is incurred.

       c.  Nothing herein contained shall be deemed to be a warranty by MSSM that the manufacture, use, or sale of any element of the Patent Rights or any Licensed Product will not infringe any patent(s) of a third party.

    11,        Liability and Indemnification.

         a. COMPANY shall indemnify, defend and hold harmless MSSM and its trustees, officers, directors, medical and professional staff, employees, students and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments:

          i.  arising out of the production, manufacture, sale, use in commerce or in human clinical trials, lease, or promotion by COMPANY or by a licensee, Affiliate or agent of COMPANY of any Licensed Product, process or service relating to, or developed pursuant to, this Agreement, or

          ii.  arising out of any other activities to be carried out pursuant to this Agreement.

       b.  COMPANY'S indemnification under subsection a(i), above, shall apply to any liability, damage, loss or expense whether or not it is attributable to the negligent activities of the Indemnitees.

       c.  COMPANY'S Indemnification under subsection a(ii), above, shall not apply to any liability, damage, loss or expense to the extent that it is attributable to the negligence, gross negligence or intentional misconduct of the Indemnitees.

       d.  COMPANY shall, at its own expense, provide attorneys reasonably acceptable to MSSM to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

       e.  EXCEPT AS PROVIDED IN THIS SECTION 11, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES.

    12. Security for Indemnification.

       a.  At such time as any Licensed Product is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by COMPANY or by a sublicensee, Affiliate or agent of COMPANY and to the extent that it is available on commercially reasonable terms, COMPANY shall at its sole cost and expense, procure and maintain policies of comprehensive general liability insurance in amounts not less than two and one-half million ($2,500,000) per incident and two and one-half million ($2,500,000) annual aggregate and naming the indemnitees as additional insureds. Such comprehensive general liability insurance shall provide

          i.        product liability coverage and

          ii, broad form contractual liability coverage for COMPANY'S indemnification under Section 11 of this Agreement.

       b.  The minimum amounts of insurance coverage required under this Section 12 shall not be construed as a limit of COMPANY'S liability with respect to its indemnification under Section 11 of this Agreement.

       c.  COMPANY shall provide MSSM with written evidence of such insurance upon request of MSSM. COMPANY shall provide MSSM with written notice at least 60 days prior to the cancellation, non-renewal or material change in such insurance; if COMPANY does not obtain replacement insurance providing comparable coverage within such 60 day period effective immediately upon notice to COMPANY, MSSM shall have the right to terminate this Agreement effective at the end of such 60 day period without notice or any additional waiting periods.

       d.  COMPANY shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during: (i) the period that any product, process or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by COMPANY or by a licensee, Affiliate or agent of COMPANY and (ii) a reasonable period after the period referred to in (c)(i) above which in no event shall be less than seven years.

    13. Term and Termination.

       a.  This Agreement shall come into force as of the Effective Date. Unless sooner terminated as provided herein, this Agreement shall expire on the expiration of the last to expire of the Patent Rights.

       b.  At any time prior to expiration of the term of this Agreement either party may terminate this Agreement forthwith for cause upon notice to the other party. "Cause" for termination of this Agreement shall be deemed to exist if either MSSM or COMPANY materially breaches or defaults in the performance or observance of any of the provisions of this Agreement and such breach or default is not cured within 60 days or, in the case of failure to pay any amounts due hereunder, 30 days (unless otherwise specified herein) after the giving of written notice by the other party specifying such breach or default, or if either MSSM or COMPANY discontinues its business or becomes insolvent or bankrupt.

       c.  Any amount payable hereunder by one of the parties to the other, which has not been paid by its due date of payment shall bear interest from its due date of payment until the date of actual payment, at the rate of two percent per annum in excess of the Prime Rate prevailing at the Citibank, Inc., New York, New York, during the period of arrears and such amount and the interest thereon may be set off against any amount due, whether in terms of this Agreement or otherwise, to the party in default by any non-defaulting party.

       d.  Upon termination of this Agreement for any reason, all rights in and to the Patent Rights shall revert to MSSM.

       e.  Termination of this Agreement shall not relieve the parties of any obligation occurring prior to such termination.

       f.  Sections 2d., 5., 8,11, 12 and 16 hereof shall survive and remain in full force and effect after any termination, cancellation or expiration of this Agreement.

    14. Representation and Covenants

       a.  MSSM hereby represents, warrants, and covenants to COMPANY that It is a corporation duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation or formation;

       b.  COMPANY hereby represents, warrants and covenants to the other party hereto that it is a corporation duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation or formation;

       c.  Each of MSSM and COMPANY hereby represents, warrants and covenants to the other party hereto as follows:

          i.  the execution, delivery and performance of this Agreement by such party has been duly authorized by all requisite corporate action;

          ii.  it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

          iii.  the execution, delivery and performance by such party of this Agreement and its compliance with the terms and provisions hereof is not prohibited and does not and will result in a breach of any of the terms and provisions of, or constitute a default under, (i) a loan agreement, guaranty, financing agreement, agreement affecting a product, or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its charter documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound;

          iv.  the execution, delivery and performance of this Agreement by such party does not require the consent, approval, or authorization of, or notice, declaration, filing or registration with, any governmental or regulatory authority, and the execution, delivery or performance of this Agreement will not violate any law, rule or regulation applicable to such party;

          v.  this Agreement has been duly authorized, executed and delivered and constitutes such party's legal, valid and binding obligation enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to the availability of particular remedies under general equity principles; and

          vi.  it shall comply with all applicable material laws and regulations relating to its activities under this Agreement.

          vii.  Each party represents that performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by a party prior to the execution of this Agreement.

         d. Except as otherwise expressly provided herein, MSSM hereby represents, warrants and covenants to COMPANY that:

          i.  MSSM has the full right, power and authority to grant all of the right, title and interest in the License; and

          ii.  There are no judgments or settlements against or owed by MSSM, or any pending or threatened claims or litigation relating to MSSM's interest in the Patent Rights; and

          iii.  MSSM has not granted to any other party any rights that would conflict with the rights granted in this Agreement.

    15.  Assignment. Neither party shall have the right to assign, delegate or transfer at any time to any party, in whole or in part, any or all of the rights, duties and interest herein granted without first obtaining the written consent of the other party to such assignment, such consent not to be unreasonably withheld; provided, however, that COMPANY may, with thirty (30) days prior written notice to MSSM, assign its rights and delegate its duties under the Agreement to the purchaser of substantially all of the assets of COMPANY, provided that the assignee agrees in writing to be bound by all the terms and conditions of this Agreement.

    16.  Use of Name. Neither party may use the name of the other or its Affiliates in any publicity or advertising. A party may issue a press release or otherwise publicize or disclose this Agreement or the confidential terms and conditions hereof only with the prior written consent of the other party.

    17. Miscellaneous.

      a. In carrying out this Agreement the parties shall comply with all local, state and federal laws and regulations including but not limited to, the provisions of Title 35 U.S.C.A. § 200 et seq. and 15 CFR § 730 et seq.

       b.  If any provision of this Agreement is determined to be invalid or void, the remaining provisions shall remain in effect.

       c.  This Agreement shall be deemed to have been made in the State of New York and shall be governed and interpreted in all respects under the laws of the State of New York. Any and all disputes hereunder shall be brought and resolved solely in the courts of the State of New York in and for the Borough of Manhattan.

       d.  All payments or notices required or permitted to be given under this agreement shall be given in writing and shall be effective when either personally delivered or deposited, postage prepaid, in the United States registered or certified mail, addressed as follows:

To MSSM:                                 Mount Sinai School of Medicine of New York University

Copy to:

Attention: W. Patrick McGrath, Ph.D. One Gustave L. Levy Place, Box 1675 New York, New York 10029-6574 General Counsel (at the same address)

To COMPANY:

H. Ralph Snodgrass, Ph.D. President & CEO VistaGen Therapeutics, Inc. 1450 Rollins Road Burlingame, CA 94010

or such other address or addresses as either party may hereafter specify by written notice to the other. Such notices and communications shall be deemed to have been received by the addresses on the date of delivery if personally delivered or 14 days after having been sent by registered mail.

       e.  This Agreement and the exhibits attached hereto constitute the entire Agreement between the parties with respect to the subject matter hereof and no variations, modification or waiver of any of the terms or conditions hereof shall be deemed valid unless made in writing and signed by both parties hereto. This Agreement supersedes any and all prior agreements or understandings, whether oral or written, between COMPANY and MSSM.

       f.  No waiver by either party of any non-performance or violation by the other party of any of the covenants, obligations or agreements of such other party hereunder shall be deemed to be a waiver of any subsequent violation or non-performance of the same or any other covenant, agreement or obligation, nor shall forbearance by any party be deemed to be a waiver by such party of its rights or remedies with respect to such violation or non-performance.

       g.  The descriptive headings contained in this Agreement are included for convenience and reference only and shall not be held to expand, modify or aid in the interpretation, construction or meaning of this Agreement.

       h.  It is not the intent of the parties to create a partnership or joint venture or to assume partnership responsibility or liability. The obligations of the parties shall be limited to those set out herein and such obligations shall be several and not joint.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Mount Sinai School of Medicine of New York University

By: _
Name: Kenneth L Davis, M,D. Title: Dean

Date:

Date:

APPENDIX A

Development Plan Pertaining to Licensed MSSM Patent Rights

  RE: Patent Right defined in License Agreement between MSSM and VistaGen dated October 1, 2004

During the first year of this agreement, VistaGen intends to commercially exploit this technology in two ways: 1) applying for government and disease advocacy groups for grants to develop and expand the technology for drug development; and 2) by entering into one or more research and development agreements with pharmaceutical companies for drug development,

A significant percentage of the grants will have Dr. Gordon Keller as a collaborator and/or advisor, and should provide MSSM with research and overhead support. The first grant to be applied for will be to exploit the technology for developing drugs for treating diabetes. We are targeting one or more grants in the range of $500,000 per year for three years.

The pharmaceutical agreements will be designed to use the technology for identifying drug targets through proteomics and genomics studies, and to develop pharmaceutical screening assays for the identification and development of therapeutic drug candidates in several areas, especially for diabetes and metabolic diseases.

These agreements typically will have sublicense rights and the following characteristics:

>  Sponsored, cost recovery, research to use the technology to develop commercially viable pharmaceutical assays;

> Sublicense and annual maintenance fees with field and geographically restricted rights;

> Royalties in the single digit range;

> Regulatory and development milestone payments; and

>  Opportunities for VistaGen to participate in participating in the commercial development and sales of some of the drugs.

In subsequent years, VistaGen will use the technology for internal research to develop drugs for diabetes and CNS diseases.

APPENDIX B

Patent Cost incurred by MSSM as of the Effective Date

Application Number	2002	2003	2004	Total
US Provisional 60/381,017	$14,914.75	$1301.02	$0.00	$16,215.77
US Provisional 60/444,851	NA	$3,216.65	$0.00	$3,216.65
PCT/US03/15658	NA	$12,286.83	$3,164,01	$15,449,84
Total	$14,914.7$	$16,803.30	$3,164.01	$34,882.26